UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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OXYGEN BIOTHERAPEUTICS, INC.
(Name of Registrant as Specified In Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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OXYGEN BIOTHERAPEUTICS, INC.
ONE Copley Parkway, Suite 490
Morrisville, North Carolina 27560

November 4, 2013

Dear Stockholders:

It is my pleasure to invite you to the Annual Meeting of Stockholders of Oxygen Biotherapeutics, Inc., to be held on December 4, 2013, at 9:00 a.m. at the offices of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. located at Wells Fargo Capitol Center, 150 Fayetteville Street, Suite 2300, Raleigh, North Carolina 27601. This booklet includes the Notice of Annual Meeting of Stockholders and Proxy Statement. The Proxy Statement provides information about the business we will conduct at the meeting. We hope you will be able to attend the meeting, where you can vote in person.

 The matters to be acted upon at the meeting are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Whether or not you plan to attend the Annual Meeting personally, and regardless of the number of shares you own, it is important that your shares be represented at the Annual Meeting. We need more than half of our outstanding common shares to be represented at the Annual Meeting to establish a quorum. Every vote counts! Accordingly, we urge you to complete the enclosed proxy and return it to our vote tabulators promptly in the envelope provided. If you do attend the Annual Meeting and wish to vote in person, you may withdraw your proxy at that time. You may also elect to vote your shares by telephone or electronically via the Internet. With respect to shares held through a broker, bank or nominee, please follow the separate instructions from your broker, bank or nominee on how to vote your shares.

Sincerely,

/s/ Michael B. Jebsen
Michael B. Jebsen
Chief Financial Officer and Interim Chief Executive Officer

YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN AND RETURN THE ENCLOSED PROXY, VOTE YOUR SHARES BY TELEPHONE OR INTERNET, OR ATTEND THE ANNUAL MEETING IN PERSON.

OXYGEN BIOTHERAPEUTICS, INC.
ONE Copley Parkway, Suite 490
Morrisville, North Carolina 27560

Notice of Annual Meeting of Stockholders
To Be Held on December 4, 2013

To the Stockholders:

The stockholders of Oxygen Biotherapeutics, Inc. will hold an annual meeting (the “Annual Meeting”) on December 4, 2013, at 9:00 a.m. at the offices of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. located at Wells Fargo Capitol Center, 150 Fayetteville Street, Suite 2300, Raleigh, North Carolina 27601.

The purpose of the meeting is to propose and act upon the following matters:

1.
The election of the five director nominees described in the Proxy Statement to serve as directors until the sooner of the 2014 Annual Meeting of Stockholders or the election and qualification of their successors;

2.	The approval of our offering of Series D 8% Convertible Preferred Stock and Warrants;

3.	The ratification of the appointment of Cherry Bekaert LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2014;

4.	The advisory (nonbinding) approval of named executive officer compensation; and

5.	The advisory vote on the frequency of future advisory votes on named executive officer compensation.

At the Annual Meeting we may transact such other business as may properly come before the meeting.

The above matters are described in the Proxy Statement accompanying this notice.

The Board has fixed the close of business on October 18, 2013 as the record date for determining those stockholders who will be entitled to notice of and to vote at the Annual Meeting. Representation of at least a majority in voting interest of our common stock, either in person or by proxy, is required to constitute a quorum for purposes of voting on the proposals set forth above.

It is important that your shares be represented at the Annual Meeting to establish a quorum.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. Your proxy may be revoked at any time prior to the time it is voted at the Annual Meeting.

Your vote is important, and we appreciate your cooperation in considering and acting on the matters presented.

By order of the Board of Directors,

Nancy J. Hecox, Corporate Secretary

November 4, 2013

OXYGEN BIOTHERAPEUTICS, INC.

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials
For the Stockholder Meeting to be held on December 4, 2013

The Notice of Annual Meeting of Stockholders, Proxy Statement, Form of Proxy, and 2013 Annual Report to Stockholders are available at http://www.iproxydirect.com/OXBT.

The board of directors (the “Board of Directors” or the “Board”) of Oxygen Biotherapeutics, Inc. is asking for your proxy for use at the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournments of the meeting. The meeting will be held at the offices of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. located at Wells Fargo Capitol Center, 150 Fayetteville Street, Suite 2300, Raleigh, North Carolina 27601 on December 4, 2013, at 9:00 a.m. local time, to elect the five director nominees described in this Proxy Statement, to approve our offering of Series D 8% Convertible Preferred Stock and Warrants, to ratify the appointment of Cherry Bekaert LLP as our independent registered public accounting firm, to solicit advisory (nonbinding) approval of named executive officer compensation, to solicit advisory approval of the frequency of future advisory votes on named executive officer compensation and to conduct such other business as may be properly brought before the meeting.

The Board of Directors recommends that you vote “FOR” the election of the director nominees listed in this proxy statement, “FOR” the approval of our offering of Series D 8% Convertible Preferred Stock and Warrants, “FOR” ratification of the appointment of Cherry Bekaert LLP as our independent registered public accounting firm, “FOR” the approval of the resolution regarding the advisory (nonbinding) vote on named executive officer compensation and for “ONE YEAR” (as opposed to two years or three years) for the frequency of future stockholder votes on named executive officer compensation.

This proxy statement and the accompanying proxy card are first being delivered to stockholders on or about November 4, 2013.

All references in this Proxy Statement to “Oxygen,” “we,” “our,” and “us” mean Oxygen Biotherapeutics, Inc.  All numbers of shares or share prices relating to our common stock in this Proxy reflect the 1-for-20 reverse stock split of our common stock on May 10, 2013.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Many of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name as the stockholder of record. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Interwest Transfer Company (“Interwest”), you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by Interwest on our behalf. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and the proxy materials are being sent to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting unless you receive a proxy from your broker or nominee. Your broker or nominee has enclosed a voting instruction card for you to use. If you wish to attend the Annual Meeting and vote in person, please mark the box on the voting instruction card received from your broker or nominee and return it to them so that you can receive a legal proxy to present at the Annual Meeting.

How many votes do I have?

You are entitled to one vote for each share of our common stock that you hold.

How is the vote counted?

Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by us to act as tellers for the meeting. The tellers will count shares represented by proxies that withhold authority to vote for a nominee for election as a director only as shares that are present and entitled to vote for purposes of determining the presence of a quorum. None of the withheld votes will be counted as votes “for” a director. Shares properly voted to “abstain” and broker non-votes on a particular matter are considered as shares that are entitled to vote for the purpose of determining a quorum but are generally not treated as votes cast for the matter. Abstentions do not count as a vote against the proposals.  A broker non-vote occurs when a broker holding shares for a customer does not vote on a particular proposal because the broker has not received voting instructions on the matter from its customer and is barred by stock exchange rules from exercising discretionary authority to vote on the matter.

How do I vote?

If you are a stockholder of record, you may vote using any of the following methods:

●
Proxy Vote by Mail or by Fax. Return the enclosed proxy form by mail using the enclosed prepaid envelope or by fax to (202)-521-3464. Be sure to complete, sign and date the form before mailing or faxing. If you are a stockholder of record and you return your signed proxy form but do not indicate your voting preferences, the persons named in the proxy form will vote FOR the election of each director nominated by the Board of Directors, FOR the approval of our offering of Series D 8% Convertible Preferred Stock and Warrants, FOR the ratification of the appointment of Cherry Bekaert LLP as our independent registered public accounting firm, FOR the approval of the resolution regarding the advisory (nonbinding) vote on named executive officer compensation , and for ONE YEAR (as opposed to two years or three years) for the frequency of future stockholder votes on named executive officer compensation, and at the discretion of the persons named in the proxy on any other matter that comes before the meeting for a vote.

●
Proxy Vote by Internet. You may use the Internet to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on December 3, 2013 by going to the website http://www.iproxydirect.com/OXBT. Please have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

●
Proxy Vote by Phone. You may use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on December 3, 2013 by calling the toll-free number 1-866-752-VOTE (8683). Have your proxy card in hand when you call and then follow the instructions.

●
In Person at the Annual Meeting. All stockholders may vote in person at the Annual Meeting. You may also be represented by another person at the meeting by executing a proper proxy designating that person.

If you are a beneficial owner because your shares are held in a stock brokerage account or by a bank or other nominee, to vote your shares you must direct your broker, bank or nominee how to vote your shares by using the voting instructions included in the mailing you received, or attend the Annual Meeting by following the directions below under “Who Can Attend the Annual Meeting?”

What can I do if I change my mind after I vote my shares?

If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

●	sending written notice of revocation to our Corporate Secretary;

●	submitting a new, proper proxy by mail (not by Internet or phone) after the date of the revoked proxy; or

●	attending the Annual Meeting and voting in person.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or nominee.

When is the record date for the Annual Meeting?

The Board has fixed the record date for the Annual Meeting as of the close of business on October 18, 2013.

How many votes can be cast by all stockholders?

There were 5,445,315 shares of our common stock outstanding on the record date and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter.

 What constitutes a quorum?

A majority of the outstanding shares present or represented by proxy, or 2,722,658 shares, constitutes a quorum for the purpose of adopting proposals at the Annual Meeting. If you submit a properly executed proxy, then you will be considered part of the quorum.

What vote is required to approve each item?

For the election of the directors, the five directors who receive the greatest number of votes cast in person or by proxy will be elected directors.

The approval of our offering of Series D 8% Convertible Preferred Stock and Warrants requires approval by a majority of the total votes cast in person or by proxy.

The ratification of Cherry Bekaert LLP as our independent registered public accounting firm, the proposal relating to the advisory (nonbinding) vote on named executive officer compensation and the proposal relating to the advisory (nonbinding) vote on the frequency of future advisory votes on named executive officer compensation each require approval by a majority of the total votes cast in person or by proxy. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Cherry Bekaert LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders do not ratify the appointment, the Audit and Compliance Committee will reconsider whether or not to retain Cherry Bekaert LLP but still may retain them. Even if the selection is ratified, the Audit Committee may change the appointment at any time during the year if it determines that such change would be in the best interests of us and our stockholders.

If there are insufficient votes to approve the ratification of the appointment of Cherry Bekaert LLP as our independent registered public accounting firm, your proxy may be voted by the persons named in the proxy to adjourn the Annual Meeting in order to solicit additional proxies in favor of the approval of such proposals. If the Annual Meeting is adjourned or postponed for any purpose, at any subsequent reconvening of the Annual Meeting your proxy will be voted in the same manner as it would have been voted at the original convening of the Annual Meeting unless you withdraw or revoke your proxy. Your proxy may be voted in this manner even though it may have been voted on the same or any other matter at a previous session of the Annual Meeting.

Who can attend the Annual Meeting?

All stockholders as of October 18, 2013 may attend the Annual Meeting. If you are listed as stockholder of record you may attend the Annual Meeting if you bring proof of identification. If you are the beneficial owner of shares held in street name, you will need to bring proof of identification and provide proof of ownership by bringing either a copy of a brokerage statement or a letter from the record holder indicating that you owned the shares as of October 18, 2013.

What does it mean if I receive more than one proxy card or voting instruction form?

It means that you have multiple accounts at the transfer agent or with brokers. Please complete and return all proxy cards or voting instruction forms to ensure that all of your shares are voted.

Where can I find more information about Oxygen Biotherapeutics?

We file periodic reports with the Securities and Exchange Commission (the “SEC”) pursuant to Section 15(d) of the Securities Exchange Act of 1934. Our SEC filings are available from the SEC’s Internet site at http://www.sec.gov, which contains reports and other information regarding issuers that file electronically. Our filings with the SEC are available without charge on our website (http://www.oxybiomed.com) as soon as reasonably practicable after filing. Further, the reports filed with the SEC may be inspected without charge at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at (800) 732-0330 for further information on the Public Reference Room.

Who can help answer my questions about the Annual Meeting or how to submit or revoke my proxy?

If you are the stockholder of record, please contact:

Oxygen Biotherapeutics, Inc.
Attn: Investor Relations
ONE Copley Parkway, Suite 490
Morrisville, NC 27560
Telephone: (919) 855-2100

If your shares are held in street name, please call the telephone number provided on your voting instruction form or contact your broker directly.

PROPOSAL 1:  ELECTION OF DIRECTORS

Nominees for Election as Directors

All five of the persons nominated for election to the Board of Directors at the Annual Meeting are currently serving as our directors. We are not aware of any nominee who will be unable or will decline to serve as a director. If a nominee becomes unable or declines to serve, the Board will either select a substitute nominee or reduce the size of the Board.  If you have submitted a proxy and a substitute nominee is selected, your shares will be voted for election of the substitute nominee, if any, designated by the Board of Directors. The term of office of each person elected as a director will continue until the sooner of the 2014 Annual Meeting of Stockholders or the election and qualification of their successors.

The following table lists the nominees for election and information about each as of October 18, 2013:

Name	Age	Position with Oxygen Biotherapeutics, Inc.	Director Since
Ronald R. Blanck, DO	72	Chairman	December 2009
William A. Chatfield	62	Director	October 2009
Anthony DiTonno	65	Director	December 2011
Gregory Pepin	30	Director	August 2009
Chris A. Rallis	59	Director	December 2011

Ronald R. Blanck, DO has served as a director since December 2009 and as Chairman since September 2011. Dr. Blanck has served as chairman of Martin, Blanck & Associates, a federal health services consulting firm based in Falls Church, VA since January 2010. He began his military career in 1968 as a medical officer and battalion surgeon in Vietnam, retiring 32 years later as a Lieutenant General and Surgeon General of the U.S. Army and commander of the U.S. Army Medical Command. He also served as commander of Walter Reed Medical Center and the North Atlantic Region Medical Command. His background also includes serving as president of the University of North Texas Health Science Center at Fort Worth.

Dr. Blanck brings to the Board an intimate knowledge of our military system and the unique health care challenges they face. As a director, Dr. Blanck has provided invaluable assistance to the Board as our company strives to bring innovative medical products that address the needs of our wounded military personnel. As chairman, he provides strategic leadership and focus to the Board and to management.

Dr. Blanck serves on the Corporate Governance and Nominating Committee, the Compensation Committee, and as chair of the Audit Committee.

William A. Chatfield has served as a director since October 2009. Mr. Chatfield most recently served as the Director of the U.S. Selective Service System from November of 2004 to May of 2009, having been nominated by President George W. Bush and confirmed by the U.S. Senate. He was directly responsible to the President of the United States for the management of the Selective Service System. His background includes more than 30 years of experience working with the executive and legislative branches of the Federal government, such as the Department of Defense, the Department of the Interior, and the Civil Aeronautics Board, as well as serving as an Intelligence Officer with the U.S. Marine Corps.

We believe that Mr. Chatfield’s unique background working within the political framework of our government benefits the Board and the Corporate Governance and Nominating Committee.  Mr. Chatfield’s qualifications and experience also assist us in developing pathways for additional sources of funding through grants and other government sponsored programs.

Mr. Chatfield serves on the Audit Committee and as chair of the Corporate Governance and Nominating Committee.

Anthony A. DiTonno has served as a director since December 2011. Since February 2013, Mr. DiTonno has served as Chief Executive Officer of Avantis Medical Systems, Inc., a medical device company that develops and manufactures catheter-based endoscopic devices.  From April 2003 until December 2011, Mr. DiTonno was President and Chief Executive Officer of Neurogesx Inc., a biopharmaceutical company based in the San Francisco Bay area. During his time at Neurogesx, Mr. DiTonno also served on its board of directors.  Mr. DiTonno has funded companies through a variety of financial arrangements including private and public financings, partnerships and debt. He has also been successful in gaining regulatory approvals in both the United States and European Union. Previously, he was Executive Vice President of Marketing and Sales at Enteric Medical Technologies Inc., which was acquired by Boston Scientific Company; President and Chief Executive Officer of Lifesleep Systems, Inc.; and Vice President and General Manager of Olcassen Pharmaceuticals, which was sold to Watson Laboratories. Early in his career, he held a variety of positions of increasing responsibility at Rorer Group, Inc. (Rhône Poulenc Rorer) and Wyeth Laboratories. Mr. DiTonno received an M.B.A. from Drexel University and a B.S. in Business Administration from St. Joseph’s University.

We believe that Mr. DiTonno’s extensive corporate experience and financial background qualifies him to serve on our Board and provides valuable insight to the company. Mr. DiTonno was recommended by a third-party director search firm engaged by the Corporate Governance and Nominating Committee to identify and recruit candidates for consideration as director nominees.

Mr. DiTonno serves on the Compensation Committee.

Gregory Pepin has served as a director since August 2009.  From July 2008 until April 2010, he was engaged as a Senior Vice President at Melixia SA (“Melixia”), an investment management company based in Switzerland.  In that position he participated in the formation of Vatea Fund, one of our principal stockholders, and has served as a Managing Director of that fund since June 2009.  In May 2010, he co-founded EOS Investment, Ltd. (“EOS”), an investment company based in the Cayman Islands, which serves as investment manager of Vatea Fund, and as investment manager and managing director of OXBT Fund, a fund which holds convertible notes and warrants issued by us.  EOS serves as the investment manager and the managing director for two other funds that are not affiliated with us.  In May 2010, he co-founded Independent Wealth Management, SA, an investment management company based in Switzerland, and he has served as a financial analyst for the company since that time.  From September 2005 through the end of June 2008, Mr. Pepin was employed as a consultant in finance and insurance by Winter & Associates located in Paris, France.  In July 2005, Mr. Pepin earned the degree of Master of Science and Economy, Finance and Actuaries, from HEC Lausanne.

Mr. Pepin’s investment management experience and skills qualify him to serve on our Board, and provide the Board with valuable insight into the investment community.

Mr. Pepin serves as chair of the Compensation Committee and as a member of the Corporate Governance and Nominating Committee.

Chris A. Rallis has served as a director since December 2011. Mr. Rallis is an Executive-in-Residence at Pappas Ventures, a life science venture capital firm based in Durham, NC. From April 2006 until June 2007, he was President and Chief Executive Officer of ImmunoBiosciences, Inc., a vaccine technology company formerly located in Raleigh, NC. He has served as a consultant for Duke University and Panacos Pharmaceuticals, Inc., and is the former President and Chief Operating Officer of Triangle Pharmaceuticals, Inc. (“Triangle”), which was acquired by Gilead Sciences in January 2003 for approximately $465 million. While at Triangle, he participated in 11 equity financings generating gross proceeds of approximately $500 million. He was also primarily responsible for all business development activities which included a worldwide alliance with Abbott Laboratories and the in-licensing of 10 compounds. Earlier, he served in various business development and legal management roles with Burroughs Wellcome, Co. Mr. Rallis serves on the boards of Aeolus Pharmaceuticals and Adherex Technologies and chairs the Audit Committee of both boards. He received his A.B. degree in economics from Harvard College and a J.D. from Duke University.

We believe that Mr. Rallis’ strong background in raising capital, business development and operations developed through his leadership at other companies operating within the biomedical industry qualifies him to serve on our Board. Mr. Rallis was recommended by our outside counsel to the Corporate Governance and Nominating Committee for consideration as a director nominee.

Mr. Rallis serves on the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

CORPORATE GOVERNANCE MATTERS

Code of Ethics

We have adopted a Code of Ethics applicable to all of our officers, directors and employees, including our Chief Executive Officer and Chief Financial Officer, a copy of which will be provided to any person, free of charge, upon request. A request for a copy of the Code of Ethics should be in writing and sent to Oxygen Biotherapeutics, Inc., Attn: Corporate Secretary, ONE Copley Parkway, Suite 490, Morrisville, North Carolina 27560.

Board Composition and Independence of Directors

Our Board of Directors currently has five members. Dr. Ronald R. Blanck is our Chairman and Gregory Pepin, William A. Chatfield, Chris A Rallis and Anthony DiTonno are Directors.

In accordance with the listing rules of The NASDAQ Stock Market LLC (“NASDAQ”), our Board of Directors must consist of a majority of “independent directors,” as determined in accordance with NASDAQ Rule 5605(a)(2). The Board has determined that Messrs. Blanck, Pepin, Chatfield, Rallis and DiTonno are independent directors in accordance with applicable NASDAQ listing rules. The Board performed a review to determine the independence of the director nominees and made a subjective determination as to each of these independent director nominees that no transactions, relationships, or arrangements exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of our company. In making these determinations, the Board reviewed the information provided by the director nominees with regard to each individual’s business and personal activities as they may relate to us and our management.

Attendance at Meetings

In the fiscal year ended April 30, 2013, the Board met eight times and these meetings were attended by all of the directors that were serving at the time.  During the fiscal year ended April 30, 2013, each of our current directors attended at least 75% of the aggregate of the total number of board meetings held during the period each has been a director and the total number of meetings held by all committees on which each director then served.  From time to time the Board also acted through written consents. We have no formal policy requiring director attendance at the Annual Meeting, although all directors are expected to attend the Annual Meeting if they are able to do so. All five directors of the Company attended the 2012 Annual Meeting.

Board Leadership Structure

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that there is no single, generally accepted approach to providing Board leadership and that given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary as circumstances warrant. Consistent with this understanding, the independent Directors consider the Board’s leadership structure on an annual basis. This consideration includes the pros and cons of alternative leadership structures in light of the Company’s operating and governance environment at the time, with the goal of achieving the optimal model for effective oversight of management by the Board.

Currently, Mr. Jebsen serves as our interim Chief Executive Officer and Dr. Blanck, who has been a member of our board since December 2009, serves as our Chairman of the Board.  Based on the Board’s most recent review of our Board leadership structure, the Board has determined that this leadership structure is optimal for the Company because it allows Mr. Jebsen to focus on leading our business and operations and carrying out our strategy, and Dr. Blanck, our Chairman of the Board, to focus on leading our Board’s oversight of our strategy and business.

In considering its leadership structure, the Board has taken a number of factors into account. The Board, which consists of highly qualified and experienced directors, a majority of whom are independent, exercises a strong, independent oversight function. This oversight function is enhanced by the fact that all of the Board’s three key Committees—Audit and Compliance, Compensation and Corporate Governance and Nominating—are comprised entirely of independent directors.  A number of Board and Committee processes and procedures, including regular executive sessions of directors, periodic executive sessions of the independent directors, and annual evaluations of our Chief Executive Officer’s performance against pre-determined goals, provide substantial independent oversight of our Chief Executive Officer’s performance. The Board believes that these factors provide the appropriate balance between the authority of those who oversee the Company and those who manage it on a day-to-day basis.

Board’s Role in Risk Oversight

We operate in a highly complex and regulated industry and are subject to a number of significant risks.  The Board plays a key role with respect to our risk oversight, such as determining whether and under what circumstances we will engage in financing transactions or enter into strategic alliances and collaborations.  The Board is also involved in our management of risks related to our financial condition or to the development and commercialization of our product candidates.

One of the Board’s risk oversight roles is to provide guidance to management.  The Board receives regular business updates from members of senior management in order to identify matters that involve operational, financial, legal or regulatory risks.

To facilitate its oversight of our company, the Board of Directors has delegated certain functions (including the oversight of risks related to these functions) to Board committees. The Audit and Compliance Committee reviews and discusses with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, the Compensation Committee evaluates the risks presented by our compensation programs and analyzes these risks when making compensation decisions, and the Corporate Governance and Nominating Committee evaluates whether the composition of the Board is appropriate to respond to the risks that we face. The roles of these committees are discussed in more detail below.

Although the Board of Directors has delegated certain functions to various committees, each of these committees regularly reports to and solicits input from the full Board regarding its activities.

Standing Committees

Our Board of Directors has three standing committees:  the Audit and Compliance Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. Copies of the charters of the Audit and Compliance, Compensation, and Corporate Governance and Nominating Committees, as they may be amended from time to time, are available on our website at http://www.oxybiomed.com.

The Board has determined that all of the members of each of the Audit and Compliance, Compensation, and Corporate Governance and Nominating Committees are independent as defined under NASDAQ rules, and, in the case of all members of the Audit Committee, that they meet the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934.

Audit and Compliance Committee.

The Audit and Compliance Committee’s principal responsibilities include:

●	reviewing, evaluating, and discussing our financial statements and other financial information prepared on our behalf;

●	selecting, retaining, and monitoring the independence and performance of our outside auditors, including overseeing the audits of our financial statements and approving any non-audit services;

●
assisting the Board in fulfilling its oversight responsibilities, primarily through overseeing management’s conduct of our accounting and financial reporting process and systems of internal accounting and financial controls;

●	providing an avenue of communication among the outside auditors, management and the Board; and

●	preparing an annual report of the Audit Committee for inclusion in our proxy statement.

The members of the Audit and Compliance Committee are Messrs. Blanck, Chatfield and Rallis. Mr. Blanck serves as chair of the Audit Committee. The Board of Directors has determined that Messrs. Blanck and Rallis each qualify as an “audit committee financial expert” as defined by applicable SEC rules. The Audit Committee met four times in fiscal 2013.

Compensation Committee.

The Compensation Committee’s primary responsibilities include:

●	determining and approving the Chief Executive Officer’s compensation;

●	reviewing and making recommendations to the Board with respect to compensation of all other key senior executives and elected corporate officers at appropriate time periods;

●
reviewing, and if appropriate, approving employment agreements, severance agreements, retirement arrangements, change in control agreements and provisions, and any special or supplemental benefits for each of our executive officers;

●	working with the Chief Executive Officer to plan for Chief Executive Officer succession;

●	exercising the powers and authorities vested in the administrator or similar delegate of the Board provided by the stock option, restricted stock, incentive, and other of our compensation plans; and

●	preparing an annual report on executive compensation for inclusion in our proxy statement.

The members of the Compensation Committee are Messrs. Pepin, Blanck and DiTonno. Mr. Pepin serves as chair of the Compensation Committee. The Compensation Committee met one time in fiscal 2013.

Corporate Governance and Nominating Committee.

The Corporate Governance and Nominating Committee’s primary responsibilities include:

●	identifying and evaluating director candidates and recommending to the Board proposed nominees for Board membership;

●	recommending to the Board proposed directors to serve on each Board committee;

●	leading the Board in its annual review of the Board’s performance;

●	developing and recommending to the Board a set of Corporate Governance Guidelines;

●	considering issues involving possible conflicts of interest of directors; and

●	recommending and reviewing all matters pertaining to fees and retainers paid to directors for Board and committee service and for serving as chair of a Board committee.

The members of the Corporate Governance and Nominating Committee are Messrs. Chatfield, Blanck, and Pepin. Mr. Chatfield serves as chair of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee met two times in fiscal 2013.

Processes and Procedures for Executive and Director Compensation

The Compensation Committee has the authority to determine and approve the compensation of the Chief Executive Officer and to review and make recommendations to the Board with respect to the compensation of all other executive officers.  The Corporate Governance and Nominating Committee has authority to recommend and review all matters pertaining to compensation of our directors.  In making its determination with respect to the Chief Executive Officer, the Compensation Committee considers, among other things, our performance, overall stockholder return, compensation of chief executive officers at other companies, and the awards given to the Chief Executive Officer in past years.  In reviewing and making recommendations with respect to the compensation of other executive officers, the Compensation Committee takes into account, among other things, each individual’s performance, our overall performance, and comparable compensation paid to similarly-situated officers in comparable companies.  The Chief Executive Officer may make recommendations to the Compensation Committee regarding the compensation of other executive officers, but has no input and may not be present during voting or deliberations about his compensation.   In making its recommendations with respect to director compensation, the Corporate Governance and Nominating Committee considers, among other things, the Board’s overall level of performance, the individual director’s participation in committees, the compensation paid to other director’s in similarly situated companies, and our financial growth.

Our Compensation Committee may delegate its authority to the chair of the committee to the extent it deems necessary to finalize matters as to which the committee has given its general approval.

The Compensation and Corporate Governance and Nominating Committees have the authority to retain compensation consultants and other outside advisors to assist in discharging their responsibilities.  The recommendations of such consultants are considered in conjunction with the other considerations listed above.

Procedures for Director Nominations

Under the charter of the Corporate Governance and Nominating Committee, the Committee is responsible for identifying and selecting or recommending qualified candidates for membership on the Board of Directors. In evaluating the suitability of individual director candidates, the Committee takes into account many factors, including, but not limited to: (a) general understanding of marketing, financial and other disciplines relevant to the success of a publicly-traded company in today’s business environment, (b) understanding of our business on a technical level, (c) educational and professional background, (d) integrity and commitment to devote the time and attention necessary to fulfill his or her duties, and (e) diversity of race, ethnicity, gender and age.  The Corporate Governance and Nominating Committee implements and assesses the effectiveness of these factors and the Board’s commitment to diversity by considering these factors in our assessment of potential director nominees and the overall make-up of our Board. In determining whether to recommend a director for re-election, the Committee will consider the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

The Corporate Governance and Nominating Committee does not set specific, minimum qualifications that nominees must meet in order to be recommended to the Board, but rather the Board believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of our company and the composition of the Board. The Corporate Governance and Nominating Committee conducts appropriate inquiries into the backgrounds and qualifications of possible nominees, and investigates and reviews each proposed nominee’s qualifications for service on the Board.

The Corporate Governance and Nominating Committee may engage outside search firms to assist in identifying or evaluating potential nominees. A third-party director search firm recommended Mr. DiTonno as a candidate for the Board to the Corporate Governance and Nominating Committee. Our outside counsel recommended Mr. Rallis as a candidate for the Board to the Corporate Governance and Nominating Committee.

The Corporate Governance and Nominating Committee will consider candidates recommended by stockholders. It is the policy of the Corporate Governance and Nominating Committee that candidates recommended by stockholders will be given appropriate consideration in the same manner as other candidates. The procedure for submitting candidates for consideration by the Corporate Governance and Nominating Committee for election at our 2014 Annual Meeting is described under “Other Matters - Stockholder Proposals.”

Stockholder Communications with Directors

It is the policy of our company and the Board to encourage free and open communication between stockholders and the Board. Any stockholder wishing to communicate with the Board should send any communication to Oxygen Biotherapeutics, Inc., Attn: Corporate Secretary, ONE Copley Parkway, Suite 490, Morrisville, North Carolina 27560. Any such communication must be in writing and must state the number of shares beneficially owned by the stockholder making the communication. Our Corporate Secretary will forward such communication to the full Board or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal, or similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or take appropriate legal action regarding the communication. This policy is not designed to preclude other communications between the Board and stockholders on an informal basis.

AUDIT COMMITTEE REPORT

The Audit and Compliance Committee has reviewed our audited financial statements for 2013, and has discussed these statements with management. The Audit Committee has also discussed with Cherry Bekaert LLP, our independent registered public accounting firm during the 2013 fiscal year, the matters required to be discussed by Statement of Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T (Communication with Audit and Finance Committees).

The Audit Committee also received from Cherry Bekaert LLP the written disclosures and the letter required by PCAOB Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence), and discussed with them their independence.

Based on the review and discussions noted above, the Audit Committee recommended to the Board that the 2013 audited financial statements be included in our Annual Report on Form 10-K for fiscal 2013, for filing with the SEC.

With respect to the above matters, the Audit Committee submits this report.

Ronald Blanck
William Chatfield
Chris Rallis

MANAGEMENT

The names of our executive officers as of October 18, 2013 are listed below. Our executive officers are appointed by our Board of Directors to hold office until their successors are appointed.

Name	Age	Position
Michael B. Jebsen, CPA	42	President, Interim Chief Executive and Chief Financial Officer

Michael B. Jebsen joined Oxygen as our Accounting Manager in April 2009, and was elected Chief Financial Officer, Executive Vice President Finance and Administration in August 2009 and was appointed as Interim Chief Executive Officer on August 24, 2011. Before joining us, he was an auditor with Grant Thornton, LLP from July 2003 through December 2005 and from April 2008 through April 2009. In addition, he held various positions, including Chief Ethics Officer, Senior Internal Auditor, and Senior Financial Analyst with RTI International, a non-profit research and development organization, from January 2006 to February 2008. Mr. Jebsen holds a Master of Science in Accounting from East Carolina University and is a Certified Public Accountant, licensed in North Carolina.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary of Compensation

The following table provides certain summary information concerning compensation earned for services rendered in all capacities to us for the fiscal years ended April 30, 2013 and 2012, by our interim chief executive officer and chief financial officer (the “Named Executive Officer”). We had no other executive officers during any part of fiscal 2013.  This information includes the dollar amount of base salaries, bonus awards, stock options and all other compensation, if any, whether paid or deferred.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan (2) ($)	Bonus ($)	Stock Awards(1) ($)		Option Awards(1) ($)	All Other Compensation(3) ($)	Total ($)
Michael B. Jebsen, CPA(4)	2013	330,000	—	—	60,308	(5)	—	9,600	392,845
President, Interim Chief Executive and Chief Financial Officer	2012	295,000	105,000	—	16,856	(5)	—	9,600	426,456

(1)
The amounts in these columns reflect the aggregate grant date fair value of awards granted during the year computed in accordance with Financial Accounting Standards Board ASC Topic 718, Compensation — Stock Compensation. The assumptions made in determining the fair values of our stock and option awards are set forth in Note H to our Financial Statements included in the our Form 10-K for the year ended April 30, 2013, filed with the SEC on June 26, 2013.

(2)	These payments were made based on achievement of milestones in accordance with Mr. Jebsen’s employment agreement, which is described below in the section entitled “Employment and other Contracts.”

(3)
The amounts in this column represent payments for automobile allowances issued in accordance with the terms of Mr. Jebsen’s employment agreement, which is described below in the section entitled “Employment and other Contracts.”

(4)	Mr. Jebsen began serving as our Interim Chief Executive Officer, effective August 24, 2011. In connection with such service, Mr. Jebsen receives additional compensation of $10,000 per month.

(5)
Represents the grant date fair value of the shares issued in accordance with the terms of Mr. Jebsen’s employment agreement, which is described below in the section entitled “Employment and other Contracts.”

Option Grants

In September 1999, our Board of Directors approved the 1999 Amended Stock Plan, which provided for the granting of incentive and nonstatutory stock options to employees and directors to purchase up to 13,333 shares of our common stock. The 1999 Amended Stock Plan was approved by stockholders on October 10, 2000. Options granted under the 1999 Amended Stock Plan are exercisable at various dates up to four years and have expiration periods of generally ten years. On June 17, 2008, our stockholders approved an amendment and restatement to the 1999 Amended Stock Plan to increase the number of shares of common stock available for awards under the plan from 13,333 to 40,000, to increase the maximum number of shares covered by awards granted under the 1999 Amended Stock Plan to an eligible participant from 13,333 to 16,667 shares, and to make additional technical changes to update the plan. On September 30, 2011, our stockholders approved an amendment to the 1999 Amended Stock Plan, to increase the number of shares of common stock available for awards under the plan from 40,000 to 300,000. Persons eligible to receive grants under the 1999 Amended Stock Plan consist of all of our employees, including executive officers and employee directors. As of April 30, 2013 and 2012, we had 11,336 and 17,592 outstanding options under the 1999 Amended Stock Plan, respectively. As of April 30, 2013 and 2012, there were 282,726 and 276,582, respectively, options available for grant under the 1999 Amended Stock Plan.

In addition, we have issued options outside the 1999 Amended Stock Plan; however at April 30, 2013 there were no options outstanding that were issued outside the 1999 Amended Stock Plan.

The following table summarizes certain information as of April 30, 2013 concerning the stock options and restricted stock granted to the Named Executive Officer during the fiscal year ended April 30, 2013. No stock appreciation rights or long-term performance awards had been granted as of April 30, 2013.

Name and Principal Position	Grant Date	Number of Securities Underlying Options(1) (#)	Exercise Price of Options ($)	Number of Securities Underlying Restricted Stock Grant (#)		Grant Date Fair Value of Option and Restricted Stock Awards(2) ($)
Michael B. Jebsen, CPA	5/1/2012	—	—	430	(3)	15,308
President, Interim Chief Executive and Chief Financial Officer	6/15/2012	—	—	1,223	(4)	45,000

(1)	Each option listed in the table immediately vests and is exercisable over a ten-year period.

(2)
The amounts in this column reflects the aggregate grant date fair value of awards granted during the year computed in accordance with Financial Accounting Standards Board ASC Topic 718, Compensation — Stock Compensation. The assumptions made in determining the fair values of our option awards are set forth in Note  H to our  Financial Statements included in the our Form 10-K for the year ended April 30, 2013, filed with the SEC on June 26, 2013.

(3)	The shares underlying these grants vest monthly over a 12 month period.

(4)	The shares underlying these grants vest immediately.

Outstanding Equity Awards

The following table provides information about outstanding equity awards held by the Named Executive Officer as of April 30, 2013.

Outstanding Equity Awards at 2013 Fiscal Year-End

	Option Awards(1)					Stock Awards
Name and Principal Position	Number of securities underlying unexercised options (Exercisable) (#)		Number of securities underlying unexercised options (Unexercisable) (#)	Option exercise price ($/Sh)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
Michael B. Jebsen, CPA	34	(2)		123.00	7/20/2019	—	—
President, Interim Chief Executive and Chief Financial Officer	167			117.00	8/12/2019
	34			127.60	9/1/2019
	34			117.00	10/1/2019
	34			129.00	11/1/2019
	34			111.60	12/1/2019
	34			115.80	1/1/2020
	34			114.60	2/1/2020
	34			102.00	3/1/2020
	34			100.00	4/1/2020
	34			100.00	5/1/2020
	34			59.40	6/1/2020
	34			57.80	7/1/2020
	34			54.80	8/1/2020
	167			55.80	8/13/2020
	34			60.80	9/1/2020
	34			50.60	10/1/2020
	34			42.20	11/1/2020
	34			43.00	12/1/2020
	625			43.00	12/1/2020
	34			38.40	1/1/2021
	34			41.00	2/1/2021
	34			38.60	3/1/2021
	34			36.80	4/1/2021

(1)
Except as otherwise noted, the option awards reflected in these columns vested immediately on the date of grant. The date of grant for each of these options is the date 10 years prior to the expiration date reflected in this table.

(2)	These options were granted with the following vesting schedule: 100% on the first anniversary of the grant date.

Employment and other Contracts

Pursuant to the employment agreement dated May 19, 2011 with Michael Jebsen (the “Employment Agreement”), Mr. Jebsen will continue to receive as compensation (i) an annual base salary of $210,000, (ii) a fixed monthly automobile allowance of $800, and (iii) participation in medical insurance, dental insurance, and other benefit plans on the same basis as our other officers. Under the Employment Agreement, Mr. Jebsen will now receive an annual cash bonus consisting of 50% of his base salary, based on 100% achievement of annual goals (with no cap on the bonus for greater than 100% achievement of goals). In addition to the foregoing, Mr. Jebsen will now receive annual grants totaling 430 shares of our restricted common stock, vesting over a 12-month period, of which 180 shares will only vest so long as he continues serving as our Corporate Treasurer (previously Corporate Secretary). These awards of restricted stock replace awards of stock options that were provided under Mr. Jebsen’s prior agreement.

The Employment Agreement (i) was to be effective for a one-year term, and automatically renewed for additional one-year terms, unless the Employment Agreement is terminated in advance of renewal or either party gave notice at least 90 days prior to the end of the then current term of an intention not to renew, and (ii) provided that we would indemnify Mr. Jebsen against any adverse tax consequences in connection with the Employment Agreement or any prior employment agreement that may result from any non-compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “IRC”).

In addition, the Employment Agreement provided that if Mr. Jebsen is terminated without cause, if Mr. Jebsen terminated his employment for good reason, or if we elected not to renew the Employment Agreement, Mr. Jebsen would be entitled to receive (i) one-year of base salary, (ii) an amount equal to the annual bonus that he would have received had 100% of goals been achieved, and (iii) one-year of COBRA reimbursements or benefits payments, as applicable. Mr. Jebsen’s entitlement to these payments is conditioned upon his execution of a release of claims.

For purposes of the Employment Agreement: (i) “cause” includes (a) a material breach of the Employment Agreement by Mr. Jebsen, (b) material misappropriation of our property, (c) material failure to comply with our policies, (d) use of illegal drugs or use of alcohol in a manner that interferes with the performance of Mr. Jebsen’s duties, (e) dishonest or illegal action that is materially detrimental to us, and (f) failure to disclose material conflicts of interest, and (ii) "good reason" includes (a) a material reduction in base salary, (b) a material reduction of Mr. Jebsen’s authority, duties or responsibility, (c) relocation of Mr. Jebsen’s employment by more than 50 miles, (d) a material breach of the Employment Agreement by us, or (e) a change in control of us, which means a change in the ownership or effective control of us or a change in the ownership of a substantial portion of our assets (each as defined in the Internal Revenue Service regulations under Section 409A of the IRC); provided, however, that the replacement of two or more of our directors within a 12-month period by new directors not endorsed by a majority of the Board prior to their appointment will also constitute a change in control.

On March 21, 2011, we entered into an indemnification agreement with Mr. Jebsen, which provides that in respect of acts or omissions occurring prior to such time as Mr. Jebsen ceases to serve as our officer Mr. Jebsen will receive (i) indemnification and advancement of expenses to the extent provided under our Certificate of Incorporation and to the fullest extent permitted by applicable law and (ii) indemnification against any adverse tax consequences in connection with prior option awards that may have been non-compliant with Section 409A of the IRC.

On August 24, 2011, Mr. Jebsen became interim Chief Executive Officer. In connection with this service, Mr. Jebsen receives additional compensation of $10,000 per month for each month that he serves as interim Chief Executive Officer. Upon completion of his service as interim Chief Executive Officer, Mr. Jebsen will be eligible to receive a discretionary bonus based upon his performance as interim Chief Executive Officer.

1999 Amended Stock Plan

Mr. Jebsen received equity awards under our 1999 Amended Stock Plan during fiscal 2013, which provide for accelerated vesting of such options under certain circumstances.  If Mr. Jebsen is terminated other than as a result of his death or disability, his unvested options will terminate on his termination date and his vested options will remain exercisable until 3 months after the termination date.  If Mr. Jebsen is terminated as a result of his death or disability, his unvested options will vest in full and remain exercisable until the first anniversary of such termination.

Additionally, upon a change of control, except as otherwise determined by the Board of Directors in its discretion, all options will become fully vested and exercisable.  For this purpose, a “change of control” means:  (i) the acquisition of shares of our stock representing fifty percent (50%) or more of the combined voting power of the our shares entitled to vote on the election of directors; (ii) the consummation of a merger, share exchange, consolidation or reorganization involving us and any other company or other entity as a result of which less than fifty percent (50%) of the combined voting power of the surviving or resulting company or entity after such transaction is held in the aggregate by the holders of the combined voting power of our outstanding shares immediately prior to such transaction; (iii) the approval by our stockholders of an agreement for the sale or disposition by the Company of all or substantially all of our assets; or (iv) a change in the composition of the Board of Directors occurring within a two-year period, as a result of which fewer than a majority of directors were current directors.

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders	13,253	$55.76	282,726
Equity compensation plans not approved by security holders	—	—	—
Total	13,253	$55.76	282,726

Compensation of Directors

The following table summarizes the compensation paid to non-employee directors for the fiscal year ended April 30, 2013.

2013 Director Compensation

Director	Fees Earned or Paid in Cash ($)	Option Awards ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Ronald R. Blanck, DO(1)	40,249	—	33,751	—	74,000
William A. Chatfield(1)	34,249	—	33,751	—	68,000
Anthony DiTonno(1)	36,031	34,461	—	—	68,500
Gregory Pepin(1)	68,500	—	—	—	68,500
Chris A. Rallis(1)(2)	35,750	—	33,250	—	69,000

(1)
As of April 30, 2013, Mr. DiTonno held an aggregate of 1,761 stock options. In addition, as of April 30, 2013, our other non-employee directors held the following restricted stock units: Dr. Blanck, 485; Mr. Chatfield, 465; Mr. Rallis, 230.

During fiscal 2013, all of our non-employee directors were paid the following compensation for service on the Board and Board Committees:

●	An annual director fee in each fiscal year of $45,000 ($65,000 for our lead independent director), which was paid in equal monthly installments in arrears on the last day of each month;

●	A fee for attending each meeting of the Board in the amount of $4,000;

●	A fee for attending each committee meeting of which the Director is a member in the amount of $500; and

●	Reimbursement of travel and related expenses for attending Board and Committee meetings, as incurred.

In addition to the compensation described above, each non-employee director, with the exception of Mr. Rallis and Mr. DiTonno, was granted a 2,000 stock option award on their initial nomination to the Board. The options may vest immediately or up to one year later, and are exercisable for a period of three years. We shall maintain an appropriate director’s and officer’s insurance policy at all times for our non-employee directors.

With the exception of Mr. Pepin, who receives all director fees in cash, the fees paid to the Company’s non-employee directors described above are paid 50% in cash and 50% in restricted stock.  Restricted stock awards granted to our non-employee directors from May 1, 2011 to December 15, 2011 vests over a three-year period, and restricted stock awards granted after December 15, 2011 vests 25% per fiscal quarter.

OWNERSHIP OF SECURITIES

Principal Stockholders and Share Ownership by Management

The following table sets forth, as of October 18, 2013, the number and percentage of the outstanding shares of common stock and warrants and options that, according to the information supplied to us, were beneficially owned by (i) each person who is currently a director, (ii) our named executive officer, (iii) all current directors and executive officers as a group and (iv) each person who, to our knowledge, is the beneficial owner of more than five percent of the outstanding common stock. Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

Beneficial Owner Name and Address(1)	Amount and Nature of Beneficial Ownership	Percent of Class
Principal Stockholders
JP SPC3 OXBT FUND(2)	4,899,149	47.73%
Rue Du Mont-Blanc Geneva, Switzerland 1201
Officers and Directors
Gregory Pepin(3)	5,258,677	50.47%
Michael B. Jebsen, CPA(4)	51,871	*
Ronald R. Blanck, DO(4)	22,684	*
Anthony DiTonno(4)	16,677	*
Chris A. Rallis(4)	16,277	*
William A. Chatfield(4)	11,427	*
All officers and directors as a group (6 persons) (3)(4)	5,377,613	51.30%

* Less than 1%

(1)	Unless otherwise noted, all addresses are in care of the Company at ONE Copley Parkway, Suite 490, Morrisville, North Carolina 27560.
(2)
Includes 79,203 shares of common stock, 2,460,972 shares of common stock subject to warrants, and 2,358,974 shares of common stock underlying shares of Series D 8% Preferred Stock that are exercisable or convertible, as applicable, within 60 days of October 18, 2013.

(3)
Includes (i) 189,082 shares of common stock held by Vatea Fund, (ii) 79,203 shares of common stock held by OXBT Fund, as well as 2,460,972 shares of common stock subject to warrants, and 2,358,974 shares of common stock underlying shares of Series D 8% Preferred Stock held by OXBT Fund that are exercisable or convertible, as applicable within 60 days of October 18, 2013 and (iii) 1,764 shares of common stock held by JP SPC 3 obo FGP Private Equity, SP, as well as 76,924 shares of common stock subject to warrants, and 76,924 shares of common stock underlying shares of Series C 8% Preferred Stock held by JP SPC 3 obo FGP Private Equity, SP that are exercisable or convertible, as applicable, within 60 days of October 18, 2013. Mr. Pepin is a Managing Director for Vatea Fund, and consequently he may be deemed to be the beneficial owner of shares held by Vatea Fund. Mr. Pepin is also a co-founder of EOS, an investment company, which serves as the Investment Manager and Managing Director for OXBT Fund and JP SPC 3 obo FGP Private Equity, SP, and consequently he may be deemed to be the beneficial owner of shares held by OXBT Fund and JP SPC 3 obo FGP Private Equity, SP. Mr. Pepin disclaims beneficial ownership of the shares held by Vatea Fund, OXBT Fund and JP SPC 3 obo FGP Private Equity, SP except to the extent of his pecuniary interest therein.

(4)
With respect to Dr. Blanck, includes 123 shares of restricted common stock, 5,129 shares of common stock subject to warrants, 10,507 shares of common stock subject to options and 5,129 shares of common stock underlying shares of Series C 8% Convertible Preferred Stock that are vesting, exercisable or convertible, as applicable, within 60 days of October 18, 2013;

With respect to Mr. Chatfield, includes 113 shares of restricted common stock and 9,656 shares of common stock subject to options vesting, or exercisable, as applicable, within 60 days of October 18, 2013;

With respect to Mr. DiTonno, includes 2,565 shares of common stock subject to warrants, 11,488 shares of common stock subject to options and 2,565 shares of common stock underlying shares of Series C 8% Convertible Preferred Stock that are vesting, exercisable or convertible, as applicable, within 60 days of October 18, 2013;

With respect to Mr. Rallis, includes 2,565 shares of common stock subject to warrants, 9,798 shares of common stock subject to options and 2,565 shares of common stock underlying shares of Series C 8% Convertible Preferred Stock that are vesting, exercisable or convertible, as applicable, within 60 days of October 18, 2013;

With respect to Mr. Jebsen, includes 214 shares of restricted common stock, and 1,673 shares of common stock subject to options that are vesting, exercisable or convertible, as applicable, within 60 days of October 18, 2013;

With respect to all officers and directors as a group, includes 450 shares of restricted common stock, 43,122 shares of common stock subject to options, 2,548,155 shares of common stock subject to warrants,  87,183  shares of common stock underlying shares of Series C 8% Convertible Preferred Stock, and 2,358,974  shares of common stock underlying shares of Series D 8% Convertible Preferred Stock that are vesting, convertible, or exercisable, as applicable, within 60 days of October 18, 2013.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

Securities Purchase Agreement with Vatea Fund

As discussed above, Mr. Pepin is a Managing Director to Vatea Fund, is a co-founder of EOS, which serves as investment manager to Vatea Fund, and was a Senior Vice President at Melixia until April 2010.

On June 8, 2009, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with Vatea Fund. The Securities Purchase Agreement established milestones for the achievement of product development and regulatory targets and other objectives, after which Vatea Fund was required to purchase up to 200,000 additional shares of common stock at a price of $75 per share. If a milestone were not achieved by its corresponding target date, then the date was automatically extended for three months. Thereafter, if a milestone was not achieved by its extended target date, we and Vatea Fund could negotiate in good faith agreement on a new target date for the milestone, but if no agreement was reached within 30 days Vatea Fund had no obligation to purchase any shares with respect to that milestone should it subsequently be achieved. The obligation of Vatea Fund to purchase any additional shares upon achieving milestones was set to end for any milestones not achieved by September 30, 2011. Including the initial investment in July 2009, and assuming all milestones were achieved in a timely manner, the Securities Purchase Agreement provided for a maximum of 266,667 shares being sold for $20 million. The number of shares issued was subject to adjustment for stock dividends, stock splits, reverse stock splits, and similar transactions.

Under the terms of the Securities Purchase Agreement, on July 10, 2009, Vatea Fund purchased 66,667 shares of our restricted common stock at a price of $75 per share, or a total of $5 million.

In connection with the closing, we paid a consulting fee to Melixia for services provided as facilitating agent, which consisted of $500,000 in cash and 3,333 shares of restricted common stock valued at $350,002. We also paid $75,000 in fees to another consultant who assisted with the Securities Purchase Agreement.

On August 24, 2009, we agreed to accelerate the election of Mr. Pepin to the Board of Directors, under the terms of the Securities Purchase Agreement, to enhance our relationship with Vatea Fund.

On September 2, 2009, we and the Vatea Fund amended the Securities Purchase Agreement providing an alternative milestone schedule.

In August 2009, we received formal approval from Swissmedic to begin Phase II clinical trials of our Oxycyte product in Switzerland. The Swissmedic approval triggered the first milestone payment in the amended milestone schedule of the Securities Purchase Agreement. In accordance with the Securities Purchase Agreement, Vatea Fund was required to purchase an additional 80,000 shares of common stock at $75 per share, or $6,000,000, on or before December 10, 2009.

The initial partial closing occurred on October 29, 2009, pursuant to which 8,000 shares were delivered to Vatea Fund against payment to us of $600,000.

The second partial closing occurred on November 20, 2009, pursuant to which 32,000 shares were delivered to Vatea Fund against payment to us of $2.4 million.

The final closing occurred on December 9, 2009, pursuant to which 40,000 shares were delivered to Vatea Fund against payment to us of $3 million.

In connection with the three closings, we paid a consulting fee to Melixia for services provided as facilitating agent, which consisted of $600,000 in cash and 4,000 shares of restricted common stock valued at $412,000. We also paid $90,000 in fees to another consultant who assisted with the Agreement.

On April 23, 2010, we and Vatea Fund entered into a second amendment to the Securities Purchase Agreement. Under the second amendment, the parties agreed to modify two provisions of the Securities Purchase Agreement. The first modification was a change to the form of fees paid to the facilitating agent, Melixia. For all closings under the Securities Purchase Agreement occurring on or after April 23, 2010, cash fees will no longer be paid. Fees will be paid in the form of restricted shares of common stock, issued in an amount equal to 20% of the shares issued at each closing. The second modification changes the schedule of milestones. The new schedule includes a closing of $500,000 on or before April 30, 2010, another closing in the same amount on or before May 30, 2010, and a closing in the amount of $3,500,000 on the earlier of (1) closing of a license or sales agreement with an aggregate value in excess of $500,000 or (2) December 31, 2011. The remaining balance of $4,500,000 under the Agreement was set to be paid upon achievement of the amended product development and regulatory milestones.

On April 26, 2010, in accordance with the second amendment of the agreement, we received $500,000 and issued 6,667 shares to the Vatea Fund.

On May 27, 2010, in accordance with the second amendment of the agreement, we received $500,000 and issued 6,667 shares to the Vatea Fund.

In connection with the two closings, we issued 2,667 shares of restricted common stock valued at $160,002 to Melixia for their services provided as facilitating agent. We also paid $67,500 in fees to another consultant who assisted with the Agreement.

On November 11, 2011, we and Vatea Fund entered into a third amendment to the Securities Purchase Agreement. The third amendment deemed all milestones under the Securities Purchase Agreement achieved in exchange for a reduction in the purchase price for shares of our common stock under the Securities Purchase Agreement to $57 per share.

On November 14, 2011, following entry into the third amendment to the Securities Purchase Agreement, the final closing (the “Final Closing”) under the Securities Purchase Agreement occurred pursuant to which we delivered 140,351 shares of our common stock to the holders of the Securities Purchase Agreement against payment to us of an aggregate of $8,000,000.

In connection with the Final Closing, we paid fees to Melixia for services provided as facilitating agent, which consisted of 28,070 shares of our common stock.

Following the Final Closing, no securities remain available for purchase under the Securities Purchase Agreement.

Note Purchase Agreement with Vatea Fund

On October 12, 2010 we entered into a Note Purchase Agreement, as amended on December 29, 2010, with Vatea Fund whereby we agreed to issue and sell to Vatea Fund an aggregate of $5,000,000 of senior unsecured promissory notes, or the Notes, on or before April 30, 2011.  The Notes were set to mature on October 31, 2013, unless the holders of a majority of the Notes consent in writing to a later maturity date.  Interest did not accrue on the outstanding principal balance of the Notes (other than following the maturity date or earlier acceleration).  Instead, on the maturity date, we were required to pay the holders of the Notes a final payment premium aggregating $3,000,000, in addition to the principal balance then otherwise outstanding under the Notes.  The Notes provided that we have the option, at our sole discretion and without penalty, to prepay the outstanding balance under the Notes plus the amount of the final payment premium prior to the maturity date.  In addition, the holders of majority of the Notes had the option to request that we prepay the Notes in an amount equal to the proceeds of any subsequent closings under the Securities Purchase Agreement. The following table summarizes the promissory notes that have been issued under the Note Purchase Agreement.

		Final	Effective
	Note	payment	interest
Date issued	principal	premium	rate
November 10, 2010	$600,000	$360,000	15.68%
December 20, 2010	1,000,000	600,000	16.29%
January 26, 2011	400,000	240,000	16.89%
March 2, 2011	100,000	60,000	17.50%
March 4, 2011	650,000	390,000	17.54%
March 11, 2011	111,000	66,600	17.66%
March 18, 2011	430,000	258,000	17.79%
March 29, 2011	210,000	126,000	18.00%
April 5, 2011	100,000	60,000	18.14%
April 29, 2011	700,000	420,000	18.62%
May 9, 2011	400,000	240,000	18.83%
May 20, 2011	100,000	60,000	19.06%
May 23, 2011	200,000	120,000	19.12%
	$5,001,000	$3,000,600

Pursuant to the terms of the Note Purchase Agreement, on November 15, 2011 we used the proceeds from the Final Closing, discussed above, to prepay the outstanding balance under the notes, including $2,367,574 of unaccreted final payment premium thereunder. Following the Final Closing, no outstanding balance remains under the Note Purchase Agreement.

Issuance of Convertible Note and Warrants to OXBT Fund

On June 16, 2011, we entered into a Convertible Note and Warrant Purchase Agreement (the “OXBT Fund Agreement”) with OXBT Fund, pursuant to which the we agreed to issue and sell to OXBT Fund in a private placement (the “OXBT Fund Transaction”) a subordinated convertible promissory note (the “OXBT Fund Note”) with a principal amount of $4,600,000 and warrants (the “OXBT Fund Warrants”) to purchase an aggregate of 101,996 shares of our common stock.  Mr. Pepin is a co-founder of EOS, an investment company, which serves as the investment manager and managing director of OXBT Fund. The closing of the OXBT Fund Transaction occurred on July 1, 2011.

Interest on the OXBT Fund Note will accrue at a rate of 15% annually and will be paid in quarterly installments commencing on the third month anniversary of issuance. The OXBT Fund Note will mature 36 months from the date of issuance. The OXBT Fund Note may be converted into shares of common stock at a conversion price of $45.10 per share (subject to adjustment for stock splits, dividends and combinations, recapitalizations and the like) (the “Conversion Price”) at any time, in whole or in part, at any time at the option of the holder(s) of the OXBT Fund Note. The OXBT Fund Note also will automatically convert into shares of common stock at the Conversion Price at the election of a majority-in-interest of the holders of notes issued under the OXBT Fund Agreement or upon the acquisition or sale of all or substantially all of our assets. We may make each applicable interest payment or payment of principal in cash, shares of common stock at the Conversion Price, or any combination thereof. We may elect to prepay all or any portion of the OXBT Fund Note without prepayment penalties only with the approval of a majority-in-interest of the note holder(s) under the OXBT Fund Agreement at the time of the election.   The OXBT Fund Note contains various events of default such as failing to timely make any payment under the OXBT Fund Note when due, which may result in all outstanding obligations under the OXBT Fund Note becoming immediately due and payable.

The OXBT Fund Warrants were issued in three approximately equal tranches, with exercise prices of $43, $52 and $57, respectively, per share of common stock (in each case subject to adjustment for stock splits, dividends and combinations, recapitalizations and the like). The OXBT Fund Warrants are exercisable on or after the date of issuance and expire on the earlier to occur of the five year anniversary of the date of issuance or an acquisition or sale of all or substantially all of our assets. The exercise prices of shares of common stock underlying the OXBT Fund Warrants are subject to adjustment in the event of future issuances of common stock or equivalents by us at a price less than the applicable exercise price, but in no event shall a OXBT Fund Warrant exercise price be adjusted to less than $45.10 per share (subject to adjustment for stock splits, dividends and combinations, recapitalizations and the like) of common stock.

On August 22, 2013, the outstanding balance of the OXBT Fund Note was cancelled in connection with our issuance of Series D Preferred Stock and Series D Warrants (each as defined and described below).

Issuance of Series C 8% Convertible Preferred Stock and Warrants

On July 21, 2013, we closed a public offering of an aggregate of approximately $5.4 million of shares of our Series C 8% convertible preferred stock (the “Series C Preferred Stock”), which are convertible into a combined total of 2,753,348 shares of common stock.  In connection with the purchase of shares of Preferred Stock in the Offering, each Investor received a warrant to purchase a number of shares of common stock equal to 100% of the number of Conversion Shares at an exercise price equal to $2.60 (the “Series C Warrants”).  The initial closing of the sale of these securities occurred on July 23, 2013.  The following directors or their affiliates (collectively, the “Related Series C Investors”) purchased an aggregate of 170 shares of Series C Preferred Stock and related Series C Warrants for a total of $170,000 in connection with the offering: Ronald Blanck, D.O. ($10,000 investment), Anthony DiTonno ($5,000 investment), Chris Rallis ($5,000 investment), and JP SPC 3 obo FGP Private Equity, SP ($150,000 investment), an entity affiliated with Gregory Pepin.

The Series C Preferred Stock accrues dividends at 8% per annum until July 23, 2016, payable quarterly in cash, or provided certain conditions are met, in common stock at 90% of a calculated market price. If the Series C Preferred Stock is converted into common stock prior to July 23, 2016, the holder is entitled to a three-year dividend make-whole payment at the time of conversion. Shares of Series C Preferred Stock have a liquidation preference equal to $1,000 per share and, subject to certain ownership limitations as described below, are convertible at any time at the option of the holder into shares of our common stock at a conversion price of $1.95 per share.  The conversion price is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions.   In addition, the Series C Preferred Stock will be subject to anti-dilution provisions until such time that for at least 25 trading days during any 30 consecutive trading days, the VWAP of our common stock exceeds $4.88 and the daily dollar trading volume exceeds $350,000 per trading day.  If, for at least 20 consecutive trading days, the VWAP of our common stock exceeds $4.88 and the daily dollar trading volume exceeds $350,000 per trading day, we will have the right to require conversion of any or all of the outstanding shares of Series C Preferred Stock into common stock at the then-current conversion price.

Each Series C Warrant is exercisable beginning July 23, 2013 and expires on July 23, 2019.  The exercise price and the number of shares issuable upon exercise of the Series C Warrants are subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock, and also upon any distributions of assets, including cash, stock or other property to our stockholders.  In addition, the Series C Warrants held by the Related Series C Investors will be subject to anti-dilution provisions until such time that for 25 trading days during any 30 consecutive trading day period, the volume weighted average price of our common stock exceeds $6.50 and the daily dollar trading volume exceeds $350,000 per trading day.

Issuance of Series D 8% Convertible Preferred Stock and Warrants

On August 7, 2013, we entered into a Securities Purchase Agreement with OXBT Fund with respect to the Series D Offering (as defined below), which closed on August 22, 2013. This transaction is described below under “Proposal 2: Approval of Series D Offering.”

Employment of Maria Tamargo

Maria Tamargo is the daughter-in-law of Mr. Stern, our former Chief Executive Officer, and we employed her as our Senior Vice President of Dermacyte Development. In this capacity she received an annual salary of $120,000, milestone triggered bonuses with a total potential of $30,000, a monthly auto allowance of $500 and 1,000 options annually. Effective August 24, 2011, Ms. Tamargo was no longer employed with us.

Employment of Edwin Fox

Mr. Edwin Fox is the brother-in-law of Mr. Jebsen, our interim Chief Executive Officer and Chief Financial Officer, and we employed Mr. Fox as a Senior Financial Analyst and Interim California Lab Manager. In this capacity Mr. Fox received an annual salary of $82,500 and potential bonus of $10,000.  Mr. Fox did not have a direct reporting relationship to Mr. Jebsen.  Effective May 8, 2012, Mr. Fox was no longer employed with us.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of our Board of Directors, our executive officers, and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires them to file reports with respect to their ownership of our common stock and their transactions in such common stock.

Based solely upon our review of the Section 16(a) reports in our records for fiscal 2013 transactions in our common stock, we believe that during the fiscal year ended April 30, 2013 the Company’s officers, directors and greater than 10% owners timely filed all reports they were required to file under Section 16(a), except that: 7 reports, covering a total of 7 transactions, were filed late by Mr. Jebsen and 1 report covering 1 transaction was filed late by each of Messrs. Blanck, Chatfield, Rallis and DiTonno.

PROPOSAL 2:   APPROVAL OF SERIES D OFFERING

On August 7, 2013, we entered into a Securities Purchase Agreement with OXBT Fund providing for the private placement (the “Series D Offering”) by the Company of an aggregate of $4.6 million of shares of the Company’s Series D 8% convertible preferred stock (the “Series D Preferred Stock”), which are convertible into a combined total of 2,358,974 shares of common stock.  On August 22, 2013, the Series D Offering closed.  In connection with the purchase of shares of Series D Preferred Stock, OXBT Fund received a warrant to purchase 2,358,975 shares of common stock at an exercise price equal to $2.60 (the “Series D Warrants”). As consideration for the sale of the Series D Preferred Stock and Series D Warrant, $4.6 million in outstanding principal amount of the OXBT Fund Note was cancelled. Pursuant to the terms of a lock-up agreement executed prior to the closing, OXBT Fund and its affiliates are prohibited from engaging in certain transactions with respect to shares of our common stock and common stock equivalents until such time as the lead investor our offering of Series C Preferred Stock ceases to own at least 25% of the shares of Series C Preferred Stock originally issued to such investor.

The rights, preferences and privileges of the Series D Preferred Stock are set forth in a Certificate of Designation of Series D 8% Convertible Preferred Stock (the “Series D Certificate of Designations”) that we filed with the Secretary of State of the State of Delaware on August 22, 2013. The Series D Preferred Stock accrues dividends at 8% per annum until August 22, 2016, payable quarterly in cash, or provided certain conditions are met, in common stock at the conversion price of $1.95 per share. If the Series D Preferred Stock is converted into common stock prior to August 22, 2016, and provided that shareholder approval of the transaction is obtained, the holder is entitled to a three-year dividend make-whole payment at the time of conversion (the “Make-Whole Payment”). Shares of the Series D Preferred Stock have a liquidation preference equal to $1,000 per share and are convertible at any time at the option of the holder into shares of our common stock at a conversion price of $1.95 per share.  The conversion price is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions.   In addition, the Series D Preferred Stock will be subject to anti-dilution provisions until such time that for at least 25 trading days during any 30 consecutive trading days, the VWAP of the Company’s common stock exceeds $4.88 and the daily dollar trading volume exceeds $350,000 per trading day; provided that unless shareholder approval for the transaction is obtained, the conversion price of the Preferred Stock shall not be reduced below $1.635.  If, for at least 20 consecutive trading days, the volume weighted average price of our common stock exceeds $4.88 and the daily dollar trading volume exceeds $350,000 per trading day, we will have the right to require conversion of any or all of the outstanding shares of Series D Preferred Stock into common stock at the then-current conversion price.

Pursuant to the terms of the Series D Certificates of Designations, in the event of our liquidation, dissolution, or winding up, after payment of the liquidation preference to holders of Series C Preferred Stock, holders of the Series D Preferred Stock will be paid before any proceeds are distributed to the holders of our common stock.  Shares of Series D Preferred Stock will generally have no voting rights, except as required by law and except that the consent of holders of a majority of the outstanding Series D Preferred Stock will be required to amend the terms of the Series D Preferred Stock.

The Series D Warrant is exercisable beginning on the date of issuance and expires on August 22, 2019.  The exercise price and the number of shares issuable upon exercise of the Series D Warrant are subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock, and also upon any distributions of assets, including cash, stock or other property to our stockholders.  In addition, if shareholder approval for the transaction is obtained, the Series D Warrant will be subject to anti-dilution provisions until such time that for 25 trading days during any 30 consecutive trading day period, the volume weighted average price of our common stock exceeds $6.50 and the daily dollar trading volume exceeds $350,000 per trading day.

In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common shares are converted or exchange for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding common shares, then following such event, the holder of the Series D Warrant will be entitled to receive upon exercise of the Series D Warrant the same kind and amount of securities, cash or property which the holder would have received had it exercised the Series D Warrant immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the Series D Warrant. In addition, in the event of any fundamental transaction, the holder of the Series D Warrant will have the right at any time concurrently with, or within 30 days after, the consummation of the fundamental transaction to require us or any successor entity to purchase the Series D Warrant for an amount in cash equal to the value of the unexercised portion of the warrant using the Black-Scholes Option Pricing Model.

The Series D Preferred Stock and Series D Warrant contain provisions that prohibit conversion or exercise, as applicable, without prior stockholder approval if OXBT Fund (together with its affiliates and any members of a group), would own more than 19.99% of our common stock (the “Beneficial Ownership Limitation”).

As of October 18, 2013 (i) we have issued no shares of our common stock in redemption of shares of Series D Preferred Stock issued in the Series D Offering, (ii) an aggregate of 4,600 shares of Series D Preferred Stock and a Series D Warrant to purchase 2,358,975 shares of common stock issued in the Series D Offering are outstanding, and (iii) no shares of Series D Preferred Stock or Series D Warrants remain to be issued in the Offering.

This proposal is requesting approval of the Series D Offering in order to permit us under NASDAQ rules to align the economic terms of the Series D Preferred Stock more closely to the terms of the Series C Preferred Stock.  Specifically, approval of the Series D Offering would (i) permit the conversion price and exercise price of the Series D Preferred Stock and Series D Warrant, respectively, to adjust pursuant to anti-dilution price protection provisions without price floors and (ii) permit the Series D Preferred Stock to receive the Make-Whole Payment upon a conversion of the Series D Preferred Stock prior to August 22, 2016.  In addition, approval of the Series D Offering would remove the Beneficial Ownership Limitation.

Reasons for this Proposal

Because our common stock is listed on the NASDAQ Stock Market LLC (“NASDAQ”), we are required to obtain shareholder approval prior to (i) the issuance of securities when the issuance or potential issuance would result in a “change of control” as defined by NASDAQ and (ii) the sale of securities at a discount to the market value to a director.  NASDAQ generally characterizes a transaction whereby an investor or group of investors acquires, or obtains the right to acquire, 20% or more of the voting power of an issuer on a post-transaction basis as a “change of control” for purposes of Rule 5635(b).

As discussed above, Mr. Pepin is a managing director of Vatea Fund and is a co-founder of EOS, an investment company, which serves as the investment manager and managing director of OXBT Fund. As of October 18, 2013, Vatea Fund held 189,082 shares of our common stock, representing 3.5% of our outstanding common stock. In addition, the Series D Preferred Stock and Series D Warrant are currently convertible or exercisable, as applicable, into an aggregate of up to 4,819,946 shares of our common stock, which, if converted or exercised, would represent 47.0% of our outstanding common stock. Accordingly, the conversion or exercise of the Series D Preferred Stock and Series D Warrant may result in OXBT Fund and Vatea Fund owning in excess of 20% of the outstanding common stock of the Company, as the shares owned by OXBT Fund and Vatea Fund may be aggregated.

If stockholder approval is not received for the Series D Offering, it is likely that none of the Warrants issued in the Series D Offering will be exercised. This may result in reduced liquidity for us, as, among other things, we may not receive the proceeds that we might otherwise have received upon exercise of the Warrants.

Effect of this Proposal

The shares issued in the Series D Offering will not affect the rights of the holders of outstanding common stock, but will cause substantial dilution to existing stockholders’ voting power and in the future earnings per share of their common stock. When additional shares of common stock are issued upon the conversion, redemption, or exercise of the Series D Preferred Stock or Series D Warrants, as applicable, such new shares will have the same voting and other rights and privileges as the currently issued and outstanding shares of common stock, including the right to cast one vote per share on all matters and to participate in dividends when and to the extent declared and paid.

Required Vote for Approval

Assuming the existence of a quorum, this proposal will be approved if the number of shares voted in favor of the proposal to approve the Series D Offering exceeds the number of shares voted against the proposal. As such, abstentions and broker non-votes will not affect the outcome of the vote.

No Preemptive Rights

The holders of common stock have no preemptive rights to any future issuances of common stock.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE SERIES D OFFERING.

PROPOSAL 3:   RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm

The Audit Committee has selected Cherry Bekaert LLP as our independent registered public accounting firm for fiscal 2014.  Cherry Bekaert LLP served as our independent registered public accounting firm for fiscal 2013.  Representatives of Cherry Bekaert LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from our stockholders.

Our organizational documents do not require that the stockholders ratify the selection of Cherry Bekaert LLP as our independent registered public accounting firm.  We request such ratification as a matter of good corporate practice.  If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Cherry Bekaert LLP, but still may retain them.  Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

The aggregate fees billed for professional services by professional accounting firms in fiscal 2013 and fiscal 2012 were as follows:

	2013	2012
Audit fees	$124,000	$178,000
Tax fees(1)	17,400	11,200
Total fees	$141,400	$189,200

(1)	Tax return and related services

It is our Audit and Compliance Committee’s policy and procedure to approve in advance all audit engagement fees and terms and all permitted non-audit services provided by our independent registered public accounting firm. We believe that all audit engagement fees and terms and permitted non-audit services provided by our independent registered public accounting firm as described in the above table were approved in advance by our Audit and Compliance Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF CHERRY BEKAERT LLP, AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 4:   ADVISORY (NONBINDING) APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

Our executive compensation program is designed to attract and retain the executive talent essential to the achievement of our strategic and operational goals and to create and maintain stockholder value. We believe that our compensation policies and procedures reward our named executive officer for both his performance and our company’s performance, and we believe such compensation policies and procedures create interests for our named executive officer that are strongly aligned with the short- and long-term interests of our stockholders.

As required by Section 14A of the Exchange Act, we are providing our stockholders with an advisory (nonbinding) vote to approve the compensation of our executive officer. This proposal, commonly known as a “Say-on-Pay” proposal, is designed to give you as a stockholder the opportunity to endorse or not endorse our executive compensation program through the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of our named executive officer, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and the related narrative disclosure.”

When you cast your vote, we urge you to consider the description of our executive compensation program contained in this proxy statement, including in the compensation tables and narrative disclosure, as well as the following factors:

●	Compensation decisions for our named executive officer are made by a committee of independent directors.
●
Our named executive officer’s base salary has not increased since 2010, other than with respect to increases for additional responsibilities assumed as interim chief executive officer, given the challenging economic environment and its impact on our company.

Because your vote is advisory, it will not be binding upon the Board, it will not overrule any decision by the Board, and it will not create or imply any additional fiduciary duties on the Board or any of its members. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ADVISORY (NONBINDING) APPROVAL OF NAMED EXECUTIVE COMPENSATION.

PROPOSAL 5:   ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

As discussed in Proposal 4 above, we are providing our stockholders an advisory (nonbinding) vote on the compensation of our named executive officers. The advisory vote described in Proposal 4 above is referred to as a “Say-on-Pay” vote. In this Proposal 5, we are asking our stockholders to determine, on an advisory (nonbinding) basis, whether the preferred frequency of a Say-on-Pay advisory vote should be every year, every two years, or every three years. Section 14A of the Exchange Act requires that we submit this proposal on the frequency of the Say-on-Pay vote to our stockholders at least once every six years.

You may cast your advisory vote on whether the Say-on-Pay vote will occur every one, two, or three years, or you may abstain from voting in response to the resolution set forth below:

“RESOLVED, that the stockholders determine, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of our named executive officers as set forth in this proxy statement should be every year, every two years, or every three years.”

Because your vote is advisory, it will not be binding upon the Board, it will not overrule any decision by the Board, and it will not create or imply any additional fiduciary duties on the Board or any of its members. However, we will take into account the outcome of the vote when making future decisions regarding the frequency of future Say-on-Pay votes. In this Proposal 5, you are not voting “for” or “against” any proposal or recommendation by the Board but, rather, you are voting for the option (every one, two, or three years) you believe is the most appropriate.

The Board recommends that stockholders vote in favor of holding our Say-on-Pay advisory vote to approve executive compensation every one year. In making this recommendation, our Board considered the relevant merits of each of the three frequency alternatives. The Board believes that holding the Say-on-Pay advisory vote every one year will allow our stockholders to provide timely, direct input on our executive compensation policies and procedures as disclosed in the proxy statement each year.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “ONE YEAR” (AS OPPOSED TO TWO YEARS OR THREE YEARS) FOR THE FREQUENCY OF FUTURE STOCKHOLDER VOTES TO APPROVE EXECUTIVE COMPENSATION.

OTHER MATTERS

Other Business

As of the date of this proxy statement, the Board knows of no other matters that may come before the Annual Meeting. However, if any matters other than those referred to herein should be presented properly for consideration and action at the Annual Meeting, or any adjournment or postponement thereof, the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

Stockholder Proposals

Under certain conditions, stockholders may request us to include a proposal for action at a forthcoming meeting of our stockholders in the proxy materials for such meeting. All stockholder proposals intended to be presented at our 2014 Annual Meeting of Stockholders must be received by us no later than July 7, 2014 for inclusion in the proxy statement and proxy card relating to such meeting.  However, if the date of the 2014 Annual Meeting is changed by more than 30 days from the date of the first anniversary of the 2013 Annual Meeting, then the deadline is a reasonable time before we begin to print and mail our proxy statement for the 2014 Annual Meeting.

In addition, if a stockholder desires to make a proposal from the floor during the meeting, including the nomination of a director, even if such proposal is not to be included in our proxy statement, the bylaws provide that the stockholder must deliver or mail written notice of the proposal to our Secretary (i) not less than 120 days in advance of the date in the current year that corresponds to the date on which notice of the Annual Meeting was first mailed by us to our stockholders of record in the prior year (unless a later date is selected by the Board of Directors and communicated to the stockholders), or (ii) if no Annual Meeting was held in the prior year or the corresponding date on which notice of the Annual Meeting is sent to stockholders of record changes by more than 30 days from the date in the previous year, not less than 30 days in advance of the date that we begin printing our notice of the Annual Meeting to be disseminated to stockholders. A stockholder’s notice to the Secretary must inform as to each matter the stockholder proposes to bring before the Annual Meeting (i) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and numbers of our shares that are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

Costs of Soliciting Proxies

We will bear the cost of this solicitation, including the preparation, printing, and mailing of the proxy statement, proxy card, and any additional soliciting materials sent by us to stockholders. Our directors, officers, and employees may solicit proxies personally or by telephone without additional compensation. We will also reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred in forwarding proxy soliciting materials to the beneficial owners.

Availability of Report on Form 10-K

Copies of our Annual Report on Form 10-K for the year ended April 30, 2013, including financial statements and schedules, are available on our website at http://www.oxybiomed.com and will be provided upon written request, without charge, to any person whose proxy is being solicited. Written requests should be made to Oxygen Biotherapeutics, Inc., Attn: Investor Relations, ONE Copley Parkway, Suite 490, Morrisville, North Carolina 27560.

Stockholders Sharing the Same Last Name and Address

Only one annual report or proxy statement, as applicable, may be delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly upon written or oral request a separate copy of the annual report or proxy statement, as applicable, to a stockholder at a shared address to which a single copy was delivered. Requests for additional copies should be directed to Investor Relations by e-mail addressed to n.hecox@oxybiomed.com, by mail addressed to Oxygen Biotherapeutics, Inc., Attn: Investor Relations, ONE Copley Parkway, Suite 490, Morrisville, North Carolina 27560, or by telephone at (919) 855-2100. Stockholders sharing an address and currently receiving a single copy may contact Investor Relations as described above to request that multiple copies be delivered in future years. Stockholders sharing an address and currently receiving multiple copies may request delivery of a single copy in future years by contacting Investor Relations as described above.

REQUESTS FOR DIRECTIONS TO OUR COMPANY’S ANNUAL MEETING

The 2013 Annual Meeting of Stockholders will be held at the offices of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. located at Wells Fargo Capitol Center, 150 Fayetteville Street, Suite 2300, Raleigh, North Carolina 27601 at 9:00 a.m., Eastern Daylight Savings Time. Requests for directions to the meeting location may be directed to Oxygen Biotherapeutics, Inc., Attn: Investor Relations, ONE Copley Parkway, Suite 490, Morrisville, North Carolina 27560.

OXYGEN BIOTHERAPEUTICS, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS – DECEMBER 4, 2013, AT 9 AM EASTERN STANDARD TIME
CONTROL ID:
REQUEST ID:

The board of directors (the “Board of Directors” or the “Board”) of Oxygen Biotherapeutics, Inc. is asking for your proxy for use at the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournments of the meeting. The meeting will be held at the offices of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. located at Wells Fargo Capitol Center, 150 Fayetteville Street, Suite 2300, Raleigh, North Carolina 27601 on December 4, 2013, at 9:00 a.m. local time, to elect the five director nominees described in this Proxy Statement, to approve our offering of Series D 8% Convertible Preferred Stock and Warrants, to ratify the appointment of Cherry Bekaert LLP as our independent registered public accounting firm, to approve our named executive officer compensation, to approve the frequency of future advisory votes on named executive officer compensation and to conduct such other business as may be properly brought before the meeting.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

VOTING INSTRUCTIONS
If you vote by phone, fax or internet, please DO NOT mail your proxy card.

MAIL:	Please mark, sign, date, and return this Proxy Card promptly using the enclosed envelope.
FAX:	Complete the reverse portion of this Proxy Card and Fax to 202-521-3464.
INTERNET:	https://www.iproxydirect.com/OXBT
PHONE:	1-866-752-VOTE(8683)

ANNUAL MEETING OF THE STOCKHOLDERS OF OXYGEN BIOTHERAPEUTICS, INC.			PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☑

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Proposal 1		à	FOR ALL	WITHOLD ALL	FOR ALL EXCEPT
	Election of Directors:		☐	☐
	Ronald R. Blanck, DO				☐
	William A. Chatfield				☐	CONTROL ID:
	Anthony DiTonno				☐	REQUEST ID:
	Gregory Pepin				☐
	Chris A. Rallis				☐

Proposal 2		à	FOR	AGAINST	ABSTAIN
	Approval of our offering of Series D 8% Convertible Preferred Stock and Warrants		☐	☐	☐

Proposal 3		à	FOR	AGAINST	ABSTAIN
	Approval of ratifying Cherry Bekaert LLP as Independent		☐	☐	☐
Registered Public Accounting Firm
Proposal 4		à	FOR	AGAINST	ABSTAIN
	Advisory approval of Named Executive Officer compensation		☐	☐	☐

Proposal 5		à	ONE YEAR	TWO YEARS	THREE YEARS	ABSTAIN
	Advisory vote on frequency of future advisory votes on Named Executive Officer compensation		☐	☐	☐	☐

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING: ☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1-4 AND “ONE YEAR” FOR PROPSAL 5.
MARK HERE FOR ADDRESS CHANGE   ☐ New Address (if applicable):
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IMPORTANT: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Dated: ________________________, 2013

(Print Name of Stockholder and/or Joint Tenant)

(Signature of Stockholder)

(Second Signature if held jointly)